Exhibit 10.1

November 18, 2004

Mr. David W. Brandenburg
9500 Plains Circle
Frisco, Texas 75034

Dear David:

     This letter confirms the discussions held with you regarding your retirement from Intervoice, Inc. (“Intervoice”). The terms set forth below constitute Intervoice’s offer and, by your signature, your acceptance of this proposed Letter Agreement (this “Agreement”). On behalf of Intervoice, I want to express my appreciation for your past service and contribution and wish you success in your future endeavors.

     1.      Resignation as an Executive Officer and as a Director.

     (a)      You have offered your resignation from Intervoice as Chairman of the Board of Directors and Chief Executive Officer, as well as from all directorships, offices and other positions held with Intervoice’s subsidiaries and affiliates, and Intervoice hereby accepts your resignation on the terms set forth herein as of the date of this Agreement (the “Retirement Date”).

     (b)      You have offered your resignation as a member of the Board of Directors of Intervoice effective on or before December 31, 2004, and Intervoice hereby accepts your resignation from the Board of Directors.

     2.      Salary and Benefits. In accordance with Intervoice’s existing policies, you have received or will receive the following payments and benefits pursuant to your employment with Intervoice and your participation in Intervoice’s benefit plans:

     (a)      Payment of your regular base salary at the current rate for a period of thirty (30) days after the Retirement Date;

     (b)      Payment of any accrued and unused vacation leave benefits on your current schedule of benefits as of the Retirement Date;

     (c)      At your discretion, exercise of any stock options you hold, to the extent such options are vested as of the Retirement Date, within the thirty (30) day period beginning on the Retirement Date (it being understood that no unvested options held by you will vest after the

Mr. David W. Brandenburg
November 18, 2004

Retirement Date, and that to the extent the Manner of Exercise provisions contained in your stock option agreements require the consent of the Compensation Committee of Intervoice, Intervoice confirms that the Compensation Committee of Intervoice so consents; provided, however, that you understand that you cannot sell Intervoice stock or make a cashless exercise of any vested options while you possess material nonpublic information); and

     (d)      Present or future payment or other entitlement, in accordance with the terms of the applicable plan or other benefit, of any benefits to which you have vested entitlement under the terms of employee benefit plans established by Intervoice through the thirtieth (30th) day after the Retirement Date.

     The amounts paid in accordance with subparagraphs (a) and (b) of this Paragraph are gross amounts, subject to lawful deductions, including any deductions you have previously authorized.

     Your regular paid group health insurance benefits will continue only through the last day of the month in which you cease to be an Intervoice employee. By law, you are entitled at your option to continue your group health insurance coverage for a period of time thereafter at your own expense. Please complete a COBRA election form, which will be furnished to you, and return it to H. Don Brown in Intervoice’s Human Resources Department at your earliest convenience, in accordance with the terms of the election form, if you wish to continue such insurance coverage.

     Intervoice will settle all authorized reimbursable business expenses, if any, based on your submission of appropriate expense reports along with the required receipts and documentation. Final expense reports for any remaining outstanding reimbursable expenses you have incurred must be submitted within ten (10) days after the Retirement Date, except for any charges not billed to you by that time, in which case the expense must be promptly submitted upon your receipt of the billing.

     Intervoice will notify Paragon Life, the issuer of the life insurance policy (policy number 0001903756) (the “Policy”), that, should you wish to continue coverage under the Policy, all premiums payable under the Policy commencing on the thirty-first (31st) day after the Retirement Date will be payable by you.

     3.      Employment Agreement Replaced by this Agreement; Preservation of Covenant Not to Compete and Confidentiality Provisions. Except as otherwise provided herein, that certain Employment Agreement effective June 26, 2000, as amended by the First Amended Employment Agreement effective March 1, 2001, and the Second Amended Employment Agreement effective March 1, 2002 (together with any and all other amendments thereto, collectively the “Employment Agreement”), between you and Intervoice is replaced in its entirety by this Agreement as of the Effective Date hereof, and the terms of this Agreement will supersede all provisions of the Employment Agreement. Notwithstanding the foregoing, (a) Paragraph 6 (“Covenant Not to Compete”) of the Employment Agreement and (b) Paragraph 27 (“Assignment, Protection and Confidentiality of Proprietary Information”) of the Employment Agreement, which Paragraphs 6 and 27 are incorporated herein by reference, will continue in full force and effect, and nothing herein will act to cancel, change, or supersede your continuing obligations under such preserved provisions. You and Intervoice acknowledge your mutual intention that the terms of this Agreement alone, and not the Employment Agreement, will define your compensation for the remainder of your employment and upon cessation of your employment with Intervoice.

Mr. David W. Brandenburg
November 18, 2004

     4.      Continuation of Obligations Under Employee Agreement on Ideas, Inventions and Confidential Information. Nothing herein will act to cancel, change, or supersede your continuing obligations as specified under Sections 1, 4, 5 and 7 of the Employee Agreement on Ideas, Inventions and Confidential Information that you executed on June 26, 2000, which agreement is incorporated herein by reference.

     5.      Compelled Disclosure of Confidential Information. In the event you believe that you are compelled by law or valid legal process to disclose any confidential information within the purview of Paragraph 27 of the Employment Agreement or any provision of the Employee Agreement on Ideas, Inventions and Confidential Information, you will notify Intervoice in writing, through its Executive Vice President and General Counsel, reasonably in advance of any such disclosure to allow Intervoice the opportunity to defend, limit, or otherwise protect its interests against such disclosure.

     6.      Return of Property. You agree, unless otherwise agreed in writing, to return to Intervoice any and all items of its property; provided, however, that you will be permitted to retain the chair, artwork in your office and any other personal property belonging to you, and upon your reasonable request, Intervoice will provide you with electronic copies of any personal files contained on the personal computer of Intervoice used by you.

     7.      Confidentiality, Cooperation and Other Commitments.

     (a)      Disclosure of Terms. You have been informed that this Agreement will be included as an exhibit to the Quarterly Report on Form 10-Q for the quarter ending November 30, 2004 that Intervoice will file with the Securities and Exchange Commission, and that it will be discussed in one or more documents filed by Intervoice with the Securities and Exchange Commission, including a Current Report on Form 8-K. Intervoice will provide you the opportunity to review and comment on the initial press release issued, and message sent to Intervoice employees, concerning this Agreement. In any filing by Intervoice pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, Intervoice will limit its public disclosure of the subject matter hereof to the terms included in this Agreement, unless otherwise required by law due to subsequent events.

     (b)      Cooperation. You will cooperate fully and completely with Intervoice, at its reasonable request, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving Intervoice. This obligation includes your meeting with counsel for Intervoice at reasonable times upon their request, and providing truthful and accurate testimony in court, before an administrative or governmental agency, arbitrator or other convening authority, or upon deposition. The foregoing provisions do not diminish any rights you may have to be represented by your own counsel. If you (i) appear as a witness in any pending or future litigation, arbitration, or other fact-finding or adjudicative proceeding at the request of Intervoice or (ii) for any other reason incur out-of-pocket expenses in connection with fulfillment of your duties under this Subparagraph 7(b) at the request of Intervoice, Intervoice agrees to reimburse you, upon, and within five (5) days of, submission of substantiating documentation, for necessary and reasonable travel, lodging, and food expenses incurred by you as a result thereof.

Mr. David W. Brandenburg
November 18, 2004

     (c)      Mutual Nondisparagement; Handling of Inquiries. You will not make to any other parties any statement, oral or written, which directly or indirectly impugns the quality or integrity of Intervoice’s business, accounting, or employment practices, or any other disparaging or derogatory remarks about Intervoice, its officers, directors, shareholders, managerial personnel, or other employees; and Intervoice will instruct its officers, directors or other representatives not to make any disparaging or derogatory remarks about you, including, without limitation, any remarks that impugn your leadership, performance or integrity while an employee of the Company. Intervoice and you each acknowledge that no such statements or remarks have been made to date. Nothing herein is intended to or will act in any manner to prevent you or Intervoice’s officers, directors and other representatives from presenting testimony, making statements or providing information, in connection with any legal or governmental investigation or proceeding, that is truthful and accurate. Except as further provided herein below, any direct inquiries to Intervoice from potential employers will receive Intervoice’s normal response, pursuant to its current established policy, which provides for release solely of the following information: verification of (i) name, (ii) last job title held, and (iii) dates of service. If you have authorized Intervoice to provide other information in specific instances, Intervoice shall use in those instances the form of response, containing such factual information as has been jointly determined and agreed upon by you and Intervoice.

     8.      Director’s and Officer’s Indemnification and Insurance. Intervoice hereby reaffirms its obligations to you pursuant to the provisions of its Bylaws at Paragraph 8.7, Indemnification, as currently in effect, to indemnify you and to advance you reasonable expenses (including attorneys’ fees) in accordance therewith, both before and after the Retirement Date, in each such case to the extent required by law. Intervoice acknowledges and agrees that you have provided to Intervoice the undertaking required by Paragraph 8.7(H) of its Bylaws and that you are entitled to advancement of any expenses, including attorneys’ fees, in connection with the lawsuit entitled David Barrie and Jill C. Richling, et al. v. Intervoice-Brite, Inc., et al., Cause No. C83-01CV1071-D, pending as of the date of this Agreement before the Fifth Circuit Court of Appeals. For not less than five (5) years after the Retirement Date, in any existing or future director and officer insurance policies, Intervoice will cause you to be provided insurance coverage equal in scope and amount to any other director or executive officer of Intervoice.

     9.      Governing Law and Interpretation. This Agreement and the rights and duties of the parties under it will be governed by and construed in accordance with the laws of the State of Texas, without regard for any conflicts of laws provisions. If any provision of this Agreement is held to be unenforceable, such provision will be considered separate, distinct, and severable from the other remaining provisions of this Agreement, and will not affect the validity or enforceability of such other remaining provisions; and in all other respects, this Agreement will remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation thereof then such provision will be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement will in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

     10.      Notices. Any notices required or permitted to be given under the terms of this Agreement will be given in writing, delivered to the attention of the persons or offices specified below. Any such notices will be considered effective only upon actual delivery to the appropriate address, marked to the attention of the party or officer for whom the notice is intended.

Mr. David W. Brandenburg
November 18, 2004

If to Intervoice:	If to you:

Intervoice, Inc.	David W. Brandenburg
Attn: Executive Vice President	9500 Plains Circle
and General Counsel	Frisco, Texas 75034
and
Executive Vice President
Human Resources
17811 Waterview Parkway
Dallas, Texas 75252

With a copy to:	With a copy to:

David E. Morrison	D. Gilbert Friedlander
Fulbright & Jaworski L.L.P.	Weil, Gotshal & Manges LLP
2200 Ross Ave., Suite 2800	200 Crescent Court, Suite 300
Dallas, Texas 75201	Dallas, Texas 75201

     11.       Entire Agreement. Except with respect to those sections of the Employee Agreement on Ideas, Inventions and Confidential Information and the Employment Agreement expressly referred to and incorporated by reference herein, this Agreement shall contain the entire agreement and understanding among the parties with respect to the subject matter hereof and shall supersede and replace any and all prior arrangements, understandings, representations, agreements or other communications, whether written or oral, between or among the parties relating to the subject matter hereof. This Agreement may be modified only by a writing of contemporaneous or subsequent date executed by both you and an authorized official of Intervoice.

Mr. David W. Brandenburg
November 18, 2004

     If you are in agreement with the foregoing provisions, please execute both copies of this letter in the space provided below. You should return one executed original to the undersigned, and maintain the other executed original in your files.

Sincerely, INTERVOICE, INC.
By:	/s/ Gerald F. Montry
Gerald F. Montry
Chairman of the Board

ACCEPTED AND AGREED TO:

/s/ David W. Brandenburg
David W. Brandenburg

Date Signed: November 18, 2004